EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration
Statement of
Kinark Corporation on Form S-8 of our reports dated February 27, 1996, except as to the second paragraph of the Long-Term Debt footnote for which the date is
April 1, 1996 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting
Standards No. 109, and the acquisition of Rogers Galvanizing Company and the related private placement financing that occurred subsequent to December 31,
1995), appearing in the Annual Report on Form 10-K of Kinark Corporation for the year ended December 31, 1995, as amended.



/s/ Deloitte & Touche LLP
Tulsa, Oklahoma
October 18, 1996